                                                                   Exhibit 23(h)


                               SERVICES AGREEMENT


THIS AGREEMENT, dated as of this 1st day of September, 1998 between POLYNOUS TRUST (the "Fund"), a business trust having its principal place of business at 345 California Street, Suite 1220, San Francisco, California 94104 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH
                                   ----------

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

         WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Schedule A, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Fund on behalf of the Portfolios, desires to appoint Investor Services Group as its fund accounting agent, administrator, transfer agent, dividend disbursing agent, custody administrator and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and Investor Services Group agree as follows:

Article 1 Definitions.
          ------------

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

             (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

             (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

             (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

             (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

             (e) "Commission" shall mean the Securities and Exchange Commission.

             (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

             (g) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

             (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

             (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

             (j) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

             (k) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which have become effective under the Securities Act of 1933 and the 1940 Act.

             (l) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

             (m) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

             (n) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2 Appointment of Investor Services Group.
          ---------------------------------------

         The Fund, on behalf of the Portfolios, hereby appoints and constitutes Investor Services Group as its sole and exclusive transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as custody administrator, fund accounting agent, administrator, shareholder servicing agent for the Fund and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article 3 Duties of Investor Services Group.
          ----------------------------------

         3.1 Investor Services Group shall be responsible for:

             (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between Investor Services Group and the Fund.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Investor Services Group shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding.

                  (c) Investor Services Group shall perform the customary services of a fund accounting agent and administrator for the Fund, as more fully described in the written Schedule of services to be provided by Investor Services Group annexed hereto as Schedule B and incorporated herein, subject to the supervision and direction of the Board of Directors of the Fund.

                  (d) In addition to providing the foregoing services, the Fund hereby engages Investor Services Group as its agent for the limited purpose of (i) accepting invoices charged to the Fund for custody services performed by the Custodian on the Fund's behalf, (ii) remitting payment to the Custodian for such services, and (iii) as more fully described in the written schedule of Services to be Provided by Investor Services Group annexed hereto as Schedule B and incorporated herein.

                  (e) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
         (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, with the assistance of Investor Services Group, the Fund shall (i) identify to Investor Services Group in writing those transactions and assets to be treated as exempt from Blue Sky reporting for each State and
(ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State.

         3.3 In performing its duties under this Agreement, Investor Services
Group: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the

Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

         3.4 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and Investor Services Group.

Article 4 Recordkeeping and Other Information.
          ------------------------------------

         4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, Investor Services Group shall promptly notify the Fund of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5 Fund Instructions.
          ------------------

         5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions reasonably believed by it to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund.

         5.2 At any time, Investor Services Group may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Fund within a reasonable period of time.

         5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article 6 Compensation.
          -------------

         6.1 The Fund on behalf of each of the Portfolios will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, reasonable out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

         6.3 The Fund hereby authorizes Investor Services Group to prepare payment invoices for its fees and related out-of-pocket expenses and submit such invoices to the Fund for approval by an authorized representative of the Fund. Approved invoices shall be paid by debiting each Portfolio's custody account.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised Fee Schedule executed and dated by the parties hereto.

         6.5 The Fund acknowledges that the fees that Investor Services Group charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the exclusion of remedies in Article 12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

         6.6 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Fund. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Fund in such respect.

         6.7 Investor Services Group shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.7 which may be properly payable by the Fund. Investor Services Group shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Fund.

Article 7 Documents.
          ----------

         In connection with the appointment of Investor Services Group, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D. Investor Services Group acknowledges receipt of all currently effective documents set forth in Schedule D.

Article 8 Investor Services Group System.
          -------------------------------

         8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Fund herein (the "Investor Services Group System").

         8.2 Investor Services Group hereby grants to the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article 9 Representations and Warranties.
          -------------------------------

         9.1 Investor Services Group represents and warrants to the Fund that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         9.2 The Fund represents and warrants to Investor Services Group that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement; and

                  (d) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable; and

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10 Indemnification.
           ----------------

         10.1 Investor Services Group shall not be responsible for, and the Fund on behalf of each Portfolio shall indemnify and hold Investor Services Group harmless from and against, any and all reasonable claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

                  (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to any prior transfer agent for the Fund, excluding FPS Services, Inc., in the performance of Investor Services Group's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

                  (d) the offer or sales of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such Shares in such state, unless the same is a result of a negligent act or omission or breach of this Agreement by Investor Services Group or its affiliates; and

                  (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         10.2 The Fund agrees and acknowledges that Investor Services Group has not prior to the date hereof assumed, and will not assume, any obligations or liabilities arising out of the conduct by the Fund prior to the date hereof of those duties which Investor Services Group has agreed to perform pursuant to this Agreement. The Fund further agrees to indemnify Investor Services Group against any losses, claims, damages or liabilities to which Investor Services Group may become subject in connection with the conduct by the Fund or its agent, other than any such losses, claims, damages or liabilities that are a result of any act or omission of Investor Services Group or its affiliates, of such duties prior to the date hereof.

         10.3 Investor Services Group shall indemnify and hold the Fund harmless from and against any Claim which may be asserted against the Fund or for which the Fund may be held to be liable arising out of or attributable to Investor Services Group's refusal or failure to comply with the terms of this Agreement, or any claim which arises out of Investor Services Group's gross negligence or willful misconduct or the breach of any representation or warranty of Investor Services Group made herein.

         10.4 In any case in which on party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.5 Any claim for indemnification under this Agreement must be made prior to the earlier of:

                  (a) one year after the Indemnifying Party becomes aware of the event for which indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.6 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this
Article 10 may apply.

Article 11 Standard of Care.
           -----------------

         11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Investor Services Group's own negligence, breach of this Agreement, bad faith or willful misconduct or that of its employees.

         11.2 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article 12 Consequential Damages.
           ----------------------

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

Article 13 Term and Termination.
           ---------------------

         13.1 This Agreement shall be effective on the date first written above and shall continue for a period of two (2) years (the "Initial Term").

         13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety
(90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

         13.3 In the event a termination notice is given by the Fund, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent, administrator, fund accounting agent and custodian agent will be borne by the Fund.

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party"), the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving ninety (90) days written notice of such termination to the Defaulting Party. The Non-Defaulting Party's termination of this Agreement shall not constitute a waiver of any other of its rights or remedies with respect to acts or omissions that occur prior to such termination. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         13.5 Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of the services provided by Investor Services Group hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, Investor Services Group shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date.

Article 14 Additional Portfolios
           ---------------------

         14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Fund desires to have Investor Services Group render services as transfer agent, fund accounting agent, administrator and custody administrator under the terms hereof, the Fund shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios.

Article 15 Confidentiality.
           ----------------

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2 Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Investor Services Group a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                  (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                  (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                  (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article 16 Force Majeure.
           --------------

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(v) nonperformance by a third party or
any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable. Notwithstanding the foregoing, Investor Services Group shall take all commercially reasonable steps to ensure that no such default or delay shall occur including, without limitation, (a) the implementation and maintenance of an adequate disaster recovery program or procedures, and (b) implementation and maintenance of such systems, safe guards and remedial actions as may be required to avoid disruption of the services it is required to provide hereunder due to any so-called "Year 2000" problems.

Article 17 Assignment and Subcontracting.
           ------------------------------

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion and upon notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group provided that Investor Services Group shall remain responsible to the Fund for the actions and omissions of such subcontractors as if Investor Services Group had provided such services to the Fund.

Article 18 Arbitration.
           ------------

         18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in San Francisco, California in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article 19 Notice.
           -------

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  Polynous Trust
                  345 California Street, Suite 1220
                  San Francisco, California  94104

                  Attention: Kevin L. Wenck, President

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention: President

                  with a copy to Investor Services Group's General Counsel

Article 20 Governing Law/Venue.
           --------------------

         The laws of the State of California, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of San Francisco, and Investor Services Group and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21 Counterparts.
           -------------

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22 Captions.
           ---------

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23 Publicity.
           ----------

         Neither Investor Services Group nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24 Relationship of Parties/Non-Solicitation.
           -----------------------------------------

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         24.2 During the term of this Agreement and for one (1) year afterward, the Fund shall not recruit, solicit, employ or engage, for the Fund or others, Investor Services Group's employees.

Article 25 Entire Agreement; Severability.
           -------------------------------

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 26 Miscellaneous.
           --------------

         The Fund and Investor Services Group agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Board Members, Shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board Members of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any Shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                                      POLYNOUS TRUST

                                      By: /s/ Kevin L. Wenck
                                         ---------------------------
                                          Kevin L. Wenck
                                      Title: President


                                      FIRST DATA INVESTOR SERVICES GROUP, INC.


                                      By: /s/ Kenneth J. Kempf
                                         ---------------------------

                                      Title: Senior Vice Pesident
                                         ---------------------------

                                                                    SCHEDULE "A"
                                                                    -----------

                          IDENTIFICATION OF PORTFOLIOS
                          ----------------------------


Below are listed the separate Portfolios of Polynous Trust to which services under this Agreement are to be performed as of the Execution Date of this Agreement.

                                 POLYNOUS TRUST
                                 --------------

                              Polynous Growth Fund

This Schedule AA may be amended from time to time by agreement of the Parties.

                                                                    SCHEDULE "B"
                                                                    -----------

               SERVICES TO BE PROVIDED BY INVESTOR SERVICES GROUP
                   TO POLYNOUS TRUST (THE "FUND") ON BEHALF OF
                     POLYNOUS GROWTH FUND (THE "PORTFOLIO")

Investor Services Group will (i) provide its own office space, facilities, equipment and personnel for the performance of its duties under this Agreement; and (ii) take all actions it deems necessary to properly execute its responsibilities hereunder.

1. SERVICES RELATED TO ADMINISTRATIVE SERVICES
   -------------------------------------------

I.   Regulatory Compliance

     A.  Compliance - Federal Investment Company Act of 1940

         1.   Review, report and renew
              a.  investment advisory contracts
              b.  fidelity bond
              c.  underwriting contracts
              d.  distribution (12b-1) plans
              e.  administration contracts
              f.  accounting contracts
              g.  custody administration contracts
              h.  transfer agent and shareholder services

         2.   Filings
              a. N-SAR (semi-annual report)
              b. N-1A (prospectus), post-effective amendments and supplements
                 ("stickers")
              c. 24f-2 indefinite registration of shares
              d. filing fidelity bond under 17g-1
              e. filing shareholder reports under 30b2-1

         3. Annual up-dates of biographical information and questionnaires for Directors/Trustees and Officers

II.  Corporate Business and Shareholder/Public Information

     A.  Directors/Trustees/Management

         1.   Preparation of meetings
              a. agendas - all necessary items of compliance
              b. prepare package of board materials, including resolutions
              c. arrange and conduct meetings
              d. prepare minutes of meetings
              e. keep attendance records
              f. maintain corporate records/minute book

     B.  Coordinate Proposals

         1.   Printers

         2.   Auditors

         3.   Literature fulfillment

         4.   Insurance

     C.  Maintain Corporate Calendars and Files

     D.  Release Corporate Information

         1.   To shareholders

         2.   To financial and general press

         3.   To industry publications
              a.  distributions (dividends and capital gains)
              b.  tax information
              c.  changes to prospectus
              d.  letters from management
              e.  Fund performance

         4.   Respond to:
              a.  financial press
              b.  miscellaneous shareholders inquiries
              c.  industry questionnaires

     E.  Communications to Shareholders

         1. Coordinate printing and distribution of annual, semi-annual reports, proxy statements and prospectus

III. Financial and Management Reporting

     A.  Income and Expenses

         1. Monitoring of expense accruals, budgets, expense payments and expense caps

         2.   Approve and coordinate payment of expenses

         3. Establish Fund's operating expense checking account and perform monthly reconciliation of checking account

         4. Calculation of advisory fee, 12b-1 fee and reimbursements to Fund, (if applicable)

         5. Authorize the recording and amortization of organizational costs and pre-paid expenses (supplied by Advisor), for start-up funds and reorganizations

         6.   Calculation of average net assets

         7.   Expense ratios calculated

     B.  Distributions to Shareholders

         1. Calculations of dividends and capital gain distributions (in conjunction with the Fund and their auditors)
              a.  compliance with income tax provisions
              b.  compliance with excise tax provisions
              c.  compliance with Investment Company Act of 1940

         2. Book/Tax identification and adjustments at required distribution periods (in conjunction with the Fund's auditors)

     C.  Financial Reporting

         1. Liaison between Fund management, independent auditors and printers for semi-annual and annual shareholder reports

         2.   Preparation of semi-annual and annual reports to shareholders

         3.   Preparation of semi-annual and annual NSAR's (Financial Data)

         4. Preparation of Financial Statements for required SEC Post Effective filings (if applicable)

         5. Preparation of required performance graph (annually) (based on Advisor supplied indices)

     D.  Subchapter M Compliance (monthly)

         1.   Asset diversification and gross income tests

     E.  Other Financial Analyses

         1. Upon request from Fund management, other budgeting and analyses can be constructed to meet a Fund's specific needs (additional fees may apply)

         2.   Sales information, portfolio turnover (monthly)

         3. Work closely with independent auditors on tax reporting schedules prepared by Investor Services Group on return of capital presentation, excise tax calculation

         4.   Performance (total return) calculation (monthly)

         5. 1099 Miscellaneous - prepared and filed for Directors/Trustees (annual)

         6. Analysis of interest derived from various Government obligations (annual) (if interest income was distributed in a calendar year)

         7.   Analysis of interest derived, by state, for Municipal Bond Funds

         8.   Review and characterize 1099-Dividend Forms

         9. Prepare and coordinate with printer the printing and mailing of 1099-Dividend Insert Cards

     F.  Review and Monitoring Functions (monthly)

         1. Review expense and reclassification entries to ensure proper update

         2. Perform various reviews to ensure accuracy of Accounting (the monthly expense analysis) and Custody (review of daily bank statements to ensure accurate expense money movement for expense payments)

         3.   Review accruals, budgets and expenditures (where applicable)

     G. Preparation and distribution of monthly operational reports to management by 10th business day

         1.   Management Statistics (Recap)
              a.  portfolio summary
              b.  book gains/losses/per share
              c.  net income, book income/per share
              d.  capital stock activity
              e.  distributions

         2.   Performance Analysis (faxed to Fund 1st workday of month)
              a. total return
              b. monthly, quarterly, year to date, average annual

         3.   Expense Analysis
              a.  schedule
              b.  summary of due to/from advisor
              c.  expenses paid
              d.  expense cap
              e.  accrual monitoring
              f.  advisory fee

         4.   Portfolio Turnover
              a.  market value
              b.  cost of purchases
              c.  net proceeds of sales
              d.  average market value

         5.   Asset Diversification and Gross Income Tests
              a.  gross assets
              b.  non-qualifying assets
              c.  gross income test

         6.   Activity Summary
              a.  shares sold, redeemed and reinvested
              b.  change in investment

     H.  Provide rating agencies statistical data as requested
         (monthly/quarterly)

     I.  Standard schedules for Board Package (Quarterly)

         1.   Activity Summary (III-G-7 from above)

         2.   Expense analysis

         3.   Other schedules can be provided (additional fees may apply)

IV. Blue Sky Administration

     A.  Sales Data

         1.   Receive daily sales figures from Price Waterhouse Blue 2 System.

         2. Receive daily sales figures broken down by state from Charles Schwab or other mutual fund marketplaces (if applicable).

         3. Produce daily warning report for sales in excess of pre-determined percentage.

         4.   Analysis of all sales data to determine trends within any state.

     B.  Filings

         1. Produce and mail the following required filings:

              a. Initial Filings - produce all required forms including
                 notification of SEC Effectiveness.
              b. Renewals - produce all renewal documents and mail to states, includes follow-up to ensure all is in order to continue selling in states.

              c. Sales Reports - produce all relevant sales reports for the states and complete necessary documents to properly file sales reports with states.
              d. Prospectus Filings - file all copies of Definitive SAI & Prospectuses with the states which require notification.
              e. Post-Effective Amendment Filing - file all Post-Effective Amendments with the states which require notification, as well as, any other required documents.

         2. On demand additional states - complete filing for any states that the Fund would like to add. This includes all of the items in 1(a).

         3. Amendments to current permits - file in a timely manner any amendment to registered share amounts.

         4. Update and file hard copy of all data pertaining to individual permits.

     C. Consulting and Analysis - Investor Services Group will supply the Fund with the most current fee structure for each state and help the Fund decide what course of action to take in each state to minimize the amount of money spent on Blue Sky Registration.

2.   SERVICES RELATED TO SHAREHOLDERS AND SHARE TRANSACTIONS
     -------------------------------------------------------

A.   Shareholder File

     1. Establish new accounts and enter demographic data into shareholder base. Includes in-house processing and National Securities Clearing Corporation (NSCC) - Fund/SERV and/or Networking transmissions.

     2. Create Customer Information File (CIF) to link accounts within the Fund and across Portfolios within the Fund Group. Facilitates account maintenance, lead tracking, quality control, household mailings and combined statements.

     3. 100% quality control of new account information including verification of initial investment.

     4. Maintain account and customer file records based on shareholder request and routine quality review.

     5. Maintain tax ID certification and Non Resident Agent (NRA) records for each account, including backup withholding.

     6.       Provide written confirmation of address changes.

     7. Produce shareholder statements for daily activity, dividends, on-request, interested party and periodic mailings.

     8. Establish and maintain dealer file by Fund Group, including dealer, branch, representative number and name.

     9. Automated processing of dividends and capital gains with daily, monthly, quarterly or annual distributions. Payment options include reinvestment, directed payment to another fund, cash via mail, Fed wire or ACH.

     10. Image all applications, account documents, data changes, correspondence, monetary transactions and other pertinent shareholder documents.

B.   Shareholder Services

     1. Provide quality service through a staff of highly trained NASD licensed customer service personnel, including phone, research and correspondence representatives.

     2. Answer shareholder calls: provide routine account information, transaction details including direct and wire purchases, redemptions, exchanges, systematic withdrawals, pre-authorized drafts, Fund/SERV and wire order trades, problem solving and process telephone transactions.

     3. Silent monitoring of telephone representative calls by the phone supervisor during live conversations to ensure exceptional customer service.

     4. Record and maintain tape recordings of all shareholder calls for a six month period.

     5. Phone supervisor produces daily management reports of shareholder calls which include tracking volume, call length, average wait time and abandoned call rates to ensure quality service.

     6. Phone representatives are thoroughly trained through in-house training programs on the techniques of providing exceptional customer service.

     7. Customer inquiries received by letter or telephone are researched by a correspondence team. These inquires include such items as account/customer file information, complete historical account information, stop payments on checks, transaction details and lost certificates.

     8. Provide written correspondence in response to shareholder inquiries and request through the CORRO Letter Writer system. Whenever possible, unclear shareholder instructional letters are handled by a phone call to the shareholder from Investor Services Group's phone representatives to avoid delay in processing of the request.

C.   Investment Processing

     1. Establish and maintain Rights of Accumulation and Letter of Intent files

     2.       Initial investment

     3.       Subsequent investments processed through lock box

     4.       Pre-authorized investments (PAD) through ACH system

     5.       Government allotments through ACH system

     6.       Wire order and NSCC - Fund/SERV trades

     7.       Prepare and process daily bank deposit of shareholder investments

D.   Redemption Processing

     1.       Process mail redemption requests

     2.       Process telephone redemption transactions

     3. Establish Systematic Withdrawal file and process automated transactions on monthly basis

     4.       Provide wire order and NSCC - Fund/SERV trade processing

     5. Distribute redemption proceeds to shareholder by check, wire or ACH processing

E.   Exchange & Transfer Processing

     1.       Process legal transfers

     2.       Process ACATS transfers

     3.       Issue and cancel certificates

     4. Replace certificates through surety bonds (separate charge to shareholder)

     5.       Process exchange transactions (letter and/or telephone requests)

F.   Retirement Plan Services

     1. Fund sponsored IRAs offered using Semper Trust Company as custodian. Services include:
              a.  Contribution processing
              b.  Distribution processing
              c.  Apply rollover transactions
              d.  Process Transfer of Assets
              e.  Letters of Acceptance to prior custodians
              f.  Notify IRA holders of 70 2 requirements
              g.  Calculate Required Minimum Distributions (RMD)
              h.  Maintain beneficiary information file

              i.  Solicit birth date information

     2. Fund sponsored SEP-IRA plans offered using Semper Trust Company as custodian. Services include those listed under IRAs and: a. Identification of employer contributions

G.   Commission Processing

     1. Settlement and payment of dealer commission fees on the 10th and 25th of each month for front end load funds

     2. Settlement and payment of CDSC fees on the 1st of each month for back end load funds

     3. Monthly calculation of 12(b)-1 fee accruals and payment to the Fund distributor

     4.       Quarterly transmittal of accrued 12(b)-1 fee payables

H.   Settlement & Control

     1. Daily review of processed shareholder transactions to assure input was processed correctly. Accurate trade activity figures passed to Investor Services Group.

     2. Preparation of daily cash movement sheets to be passed to Investor Services Group and Custodian Bank for use in determining the Fund's daily cash availability.

     3. Prepare a daily share reconcilement which balances the shares on the Transfer Agent system to those on the books of the Fund.

     4. Resolve any outstanding share or cash issues that are not cleared by trade date + 2.

     5. Process shareholder adjustments to also include the proper notification of any booking entries needed, as well as any necessary cash movement.

     6. Settlement and review of the Fund's declared dividends and capital gains will include the following:
              a. Review of record date report for accuracy of shares
              b. Prepare dividend settlement report after dividend is posted
              c. Verify the posting date shares, the rate used and the NAV price of reinvest date to ensure dividend was posted properly
              d. Distribute copies to Investor Services Group
              e. Prepare the checks prior to being mailed
              f. Send any dividends via wire, if requested
              g. Prepare cash movement sheets for the cash portion of the dividend payout on payable date

     7. Placement of stop payments on dividend and liquidation checks as well as the issuance of their replacements.

     8. Maintain inventory control for stock certificates and dividend check form.

     9. Aggregate tax filings for all Investor Services Group clients. Monthly deposits are made to the IRS for all taxes withheld from shareholder disbursements, distributions and foreign account distributions. Correspond with the IRS concerning any of the above issues.

     10. Timely settlement and cash movement for all NSCC - Fund/SERV activity.

I.   Year-End Processing

     1. Maintain shareholder records in accordance with IRS notices for under-reporting and invalid tax IDs. This includes initiating 31% backup withholding and notifying shareholders of their tax status and the corrective action which is needed.

     2. Conduct annual W-9 solicitation of all uncertified accounts. Update account tax status to reflect backup withholding or certified status depending upon responses.

     3. Conduct periodic W-8 solicitation of all non-resident alien shareholder accounts. Update account tax status with updated shareholder information and treaty rates for NRA tax.

     4. Review IRS Revenue Procedures for changes in transaction and distribution reporting and specifications for the production of forms to ensure compliance.

     5. Coordinate year-end activity with client. Activities include producing year-end statements, scheduling record dates for year-end dividends and capital gains, production of combined statements and printing of inserts to be mailed with tax forms.

     6. Distribute Dividend Letter to Portfolios to sign off on all distributions paid year-to-date. Dates and rates must be authorized so that they can be used for reporting to the IRS.

     7. Coordinate the ordering of forms and envelopes from vendors in preparation of tax reporting. Compare forms with IRS requirements to ensure accuracy. Upon receipt of forms and envelopes, allocate space for storage.

     8. Prepare form flashes for the microfiche vendor. Test and oversee the production of fiche for year-end statements and tax forms.

     9. Match and settle tax reporting totals to Fund records and on-line data from INVESTAR.

     10. Produce forms 1099R, 1099B, 1099Div, 5498, 1042S and year-end valuations. Quality assure forms before mailing to shareholders.

     11. Monitor IRS deadlines and special events such as crossover dividends and prior year IRA contributions.

     12. Prepare magnetic tapes and appropriate forms for the filing of all reportable activity to the IRS.

J.   Client Services

     1. An Account Manager is assigned to each relationship and is the liaison between the Fund and Investor Services Group. Responsibilities include scheduling of events, system enhancement implementation, special promotion/event implementation and follow-up and constant Fund interaction on daily operational issues.

              Specifically:
              a. Scheduling of dividends, proxies, report mailings and special mailings
              b. Coordinating with the Fund the shipment of materials for scheduled mailings
              c. Acting as liaison between the Fund and support services for preparation of proofs and eventual printing of statement forms, certificates, proxy cards, envelopes, etc.
              d. Handling all notification to the client regarding proxy tabulation through the meeting coordinate scheduling of materials, including voted cards, tabulation letters and shareholder list to be available for the meeting
              e. Ordering special reports, tapes and/or discs for special systems requests received f. Implementing new operational procedures, i.e., check writing feature, load discounts, minimum waivers, sweeps, telephone options, PAD promotions, etc.
              g. Coordinating with systems, services and operations, special events, i.e., mergers, new fund start ups, small account liquidations, combined statements, household mailings, additional mail files
              h. Preparing standard operating procedures and review prospectuses
                 - coordinate implementation of suggested changes with the Fund
              i. Acting as liaison between the Fund and Investor Services Group regarding all service and operational issues
              j. Daily faxing of Daily Activity Register and New Account Report to client or equivalent reports.

     2.       Blue Sky Processing
              a. Maintain file with additions, deletions, changes and updates at the Fund's direction

K.   Other Related Services (not included in this Agreement)

     1. Systematic linkage of shareholder accounts with exact matches on SSN and address for the purpose of consolidated account history reporting. Periodic production of laser printed combined statements.

     2. Production of household mailing labels which enable the Fund to do special mailings to each address in the Fund Group rather than each account.

     3. Produce shareholder lists, labels and ad hoc reports to Fund management as requested.

     4. BROKERCONNECT(SM) -- Automated system to send Fund marketing materials to the desktop of all registered reps at a particular broker/dealer.

     5.       IMPRESSPlus -- Contact management system using imaging technology.

     6. IMPRESSNet -- Internet interface for shareholder inquiry and transactions.

     7. DAZL -- Automated system to provide daily account information including share balances to the financial planning community.

     8. DCXchange -- An electronic interface with all major 401(k) record keepers which allows for same day exchanges between funds of different management companies.

     9.       Surpass -- Asset allocation/wrap product capability.

3.   SERVICES RELATED TO PORTFOLIO VALUATION AND MUTUAL FUND ACCOUNTING
     ------------------------------------------------------------------

All financial data provided to, processed and reported by Investor Services Group under this Agreement shall be in United States dollars. Investor Services Group's obligation to convert, equate or deal in foreign currencies or values extends only to the accurate transposition of information received from the various pricing and information services.

A.   Daily Accounting Services

1.   Calculate Net Asset Value ("NAV") and Public Offering Price Per Share
     ("POP"):

     Portfolio Level
     X Update the daily market value of securities held by the Fund using
       Investor Services Group's standard agents for pricing U.S. equity and bond securities as approved by the Board of Directors. The U.S. equity pricing services are Reuters, Inc., Muller Data Corporation, J.J. Kenny Co., Inc. and Interactive Data Corporation (IDC). Muller Data, Dow Jones Markets (formerly Telerate Systems, Inc.), J.J. Kenny Co., Inc., Municipal Market Data and IDC are also used for bond and money market prices/yields. Bloomberg is available and used for price research.
     X Enter limited number of manual prices supplied by the Fund and/or broker. X Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by the Fund. Verify U.S. dollar security prices exceeding variance levels by notifying the Fund and pricing sources of noted variances.
     X Review for ex-dividend items indicated by pricing sources; trace to Fund's general ledger for agreement.

     Portfolio and Each Class
     X Allocate daily unrealized Portfolio appreciation/depreciation to classes based upon value of outstanding class shares.

     X Prepare NAV proof sheets. Review components of change in NAV for reasonableness.

Complete Portfolio and class control proofs.

     X Communicate pricing information (NAV) to the Fund, Investor Services Group and electronically to NASDAQ.

2. Determine and Report Cash Availability to the Fund by approximately 9:30 a.m. Eastern Time:

     Portfolio Level
     X Receive daily cash and transaction statements from the Custodian by 8:30
       a.m. Eastern time.
     X Receive previous day shareholder activity reports from Investor Services
       Group by 8:30 a.m. Eastern time. Class level shareholder activity will be accumulated into the Fund's available cash balances.
     X Fax hard copy cash availability calculations with all details to the
       Fund.
     X Supply the Fund with 3-day cash projection report.
     X Prepare daily bank cash reconciliations. Notify the Custodian and the
       Fund of any reconciling items.
     X For Money Market Funds, Investor Services Group will also supply the Fund with receipt of timely cash information.

3. Reconcile and Record All Daily Expense Accruals:

     Portfolio Level
     X Accrue expenses based on budget supplied by the Fund either as percentage of net assets or specific dollar amounts.
     X If applicable, monitor expense limitations established by the Fund.
     X If applicable, accrue daily amortization of organizational expense.
     X If applicable, complete daily accrual of 12b-1 expenses.

     Portfolio and Each Class
     X Class specific accruals completed such as daily accrual of 12b-1 expenses.
     X Allocate Fund expenses to classes based upon value of outstanding class shares.

4.   Verify and Record All Daily Income Accruals for Debt Issues:

     Portfolio Level
     X Review and verify all system generated Interest and Amortization reports. X Establish unique security codes for bond issues to permit segregated trial balance income reporting.

     Portfolio and Each Class
     X Allocate Fund income to classes based upon value of outstanding class shares.

5. Monitor Securities Held for Cash Dividends, Corporate Actions and Capital Changes such as splits, mergers, spinoffs, etc. and process appropriately.

     Portfolio Level

     X Monitor electronically received information from pricing vendors for all domestic securities.
     X Review current daily security trades for dividend activity.
     X Monitor collection and postings of corporate actions, dividends and interest.


     Portfolio and Each Class
     X Allocate Fund dividend income to classes based upon value of outstanding class shares.

6. Enter All Security Trades on Accounting System based on written instructions from the Fund's Advisor.

     Portfolio Level
     X Review system verification of trade and interest calculations. X Verify settlement through statements supplied by the Custodian. X Maintain security ledger transaction reporting.
     X Maintain tax lot holdings.
     X Determine realized gains or losses on security trades.
     X Provide broker commission reporting.

     Portfolio and Each Class
     X Allocate all Fund level realized and unrealized capital gains/losses to classes based upon value of class outstanding shares.

7.   Enter All Fund Share Transactions on Accounting System:

     Each Class
     X Process activity identified on reports supplied by Investor Services
       Group.
     X Verify settlement through statements supplied by the Custodian.
     X Reconcile to Investor Services Group's report balances.
     X Roll each classes' capital share values into Fund and determine allocation percentages based upon the value of each classes' outstanding shares to the Fund total.

8. Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts).

     Portfolio Level
     X Post manual entries to the general ledger.
     X Post Custodian activity. C Post security transactions.
     X Post and verify system generated activity, i.e. income and expense accruals.

     Portfolio and Each Class
     X Prepare Fund's general ledger net cash proof used in NAV calculation. X Post class specific shareholder activity and roll values into Fund.

     X Allocate all Fund level net cash accounts on the Fund trial balance to each specific class based upon value of class outstanding shares.
     X Maintain allocated Trial Balance accounts on class specific Allocation
       Reports.
     X Maintain class-specific expense accounts.
     X Prepare class-specific proof/control reports to ensure accuracy of allocations.

9. Review and Reconcile with Custodian Statements:

     Portfolio Level
     X Verify all posted interest, dividends, expenses and shareholder and security payments/receipts, etc. (Discrepancies will be reported to the Custodian).
     X Post all cash settlement activity to the trial balance.
     X Reconcile to ending cash balance accounts.
     X Clear subsidiary reports with settled amounts.
     X Track status of past due items and failed trades as reported by the Custodian.

10. Submission of Daily Accounting Reports to the Fund: (Additional reports readily available)

     Portfolio Level
     X Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security).
     X Cash availability.
     X 3-Day Cash Projection Report.

     Portfolio and Each Class
     X Fund Trial Balance and Class Allocation Report.
     X NAV Calculation Report.

B.   Monthly Accounting Services

1. Full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to the Fund by 10th business day.

     X Class specific capital share activity and expenses will be disclosed also.

2. Submission of Monthly Automated Accounting Reports to the Fund:

     Portfolio Level
     X Security Purchase/Sales Journal.
     X Interest and Maturity Report.
     X Brokers Ledger (Commission Report).
     X Security Ledger Transaction Report with Realized Gains/Losses. X Security Ledger Tax Lot Holdings Report.
     X Additional reports available upon request.

3.   Reconcile Accounting Asset Listing to Custodian Asset Listing:

     Portfolio Level
     X Report any security balance discrepancies to the Custodian/the Fund.

4. Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:

     Portfolio Level
     X Security cost and realized gains/losses.
     X Interest/dividend receivable and income.
     X Payable/receivable for securities purchased and sold.

     Portfolio and Each Class
     X Payable/receivable for fund shares; issued and redeemed.
     X Expense payments and accruals analysis.

5. If Appropriate, Prepare and Submit to the Fund (additional fees may apply):

     Portfolio Level
     X Income by state reporting.
     X Standard Industry Code Valuation Report.
     X Alternative Minimum Tax Income segregation schedule.
     X SEC yield reporting (non-money market funds with domestic and ADR securities only).

C.   Annual (and Semi-Annual) Accounting Services

1. Annually assist and supply Fund's auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. for each Portfolio and each Class during the year in accordance with standard audit assistance requirements.

2.   Provide N-SAR Reporting (Accounting Questions) on a Semi-Annual Basis:

     If applicable for Portfolio and Classes, answer the following items: 2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63, 64B,
     71, 72, 73, 74, 75 and 76

D.   Accounts and Records

     On each day the New York Stock Exchange is open for regular trading and subject to the proper receipt (via Oral or Written Instructions) by Investor Services Group of all information required to fulfill its duties under this Agreement, Investor Services Group will maintain and keep current the following Accounts and Records and any other records required to be kept pursuant to Rule 31a-1 of the Act relating to the business of the Portfolios in such form as may be mutually agreed upon between the Fund and Investor Services Group:

           (1)  Net Asset Value Calculation Reports;
           (2)  Cash Receipts Report;
           (3)  Cash Disbursements Report;
           (4)  Dividends Paid and Payable Schedule;
           (5)  Purchase and Sales Journals - Portfolio Securities;
           (6)  Subscription and Redemption Reports;
           (7)  Security Ledgers - Transaction Report and Tax Lot Holdings
                Report;
           (8)  Broker Ledger - Commission Report;
           (9)  Daily Expense Accruals;
           (10) Daily Interest Accruals;
           (11) Daily Trial Balance;
           (12) Portfolio Interest Receivable and Income Reports;
           (13) Portfolio Dividend Receivable and Income Reports;
           (14) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security; and
           (15) Average Daily Net assets provided on monthly basis.

E.  Protocol concerning accuracy of Pricing Portfolio Securities

       Investor Services Group shall perform the ministerial calculations necessary to calculate the net asset value each day that the New York Stock Exchange is open for business, in accordance with; (i) the current Prospectus and Statement of Additional Information for each Portfolio, and (ii) procedures with respect thereto approved by the Board of Directors and supplied in writing to Investor Services Group. Portfolio items for which market quotations are available by Investor Services Group's use of an automated financial information service (the 'Service') shall be based on the closing prices of such Service except where a Portfolio has given or caused to be given specific Written or Oral Instructions to utilize a different value subject to the appropriate provisions in each Portfolio's Prospectus and Statement of Additional Information then in effect. All of the portfolio securities shall be given such values as the applicable Portfolio provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service subject to the appropriate provisions in the Portfolio's Prospectus and Statement of Additional Information then in effect.

       Investor Services Group will have no responsibility or liability for (i) the accuracy of prices quoted by such Service; (ii) the accuracy of the information supplied by a Portfolio; or (iii) any loss, liability, damage, or cost arising out of any inaccuracy of such data. Investor Services Group will have no responsibility or duty to include information or valuations to be provided by a Portfolio in any computation unless and until it is timely supplied to Investor Services Group in usable form. Investor Services Group will record corporate action information as received from the Custodians, the Service or a Portfolio. Investor Services Group will not have any duty to gather or record corporate action information not supplied by these sources.

       Investor Services Group will assume no liability for price changes caused by the Advisor or any subadvisor, Custodian, suppliers of security prices, corporate action and dividend information, or any party other than Investor Services Group itself.

F.  Protocol regarding Receipt of Instructions

       For all purposes under this Agreement, Investor Services Group is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund on behalf of a Portfolio or its agents on behalf of the Fund. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record will be delivered, and in cases where Investor Services Group receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund will cause the broker/dealer to send a written confirmation to the Custodian. Investor Services Group will be entitled to rely on the first Oral or Written Instruction received and any act or omission undertaken in compliance therewith will be free of liability and fully indemnified and held harmless by the applicable Portfolio, provided, however, that in the event a Written or Oral Instruction received by Investor Services Group is countermanded by a subsequent Written or Oral Instruction received by Investor Services Group prior to acting upon such countermanded Instruction, Investor Services Group will act upon such subsequent Written or Oral Instruction. The sole obligation of Investor Services Group with respect to any follow-up or confirmatory Written Instruction or Oral Instruction in documentary or written form will be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the applicable Portfolio. The Portfolio will be responsible, at the Portfolio's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error. To the extent such action requires Investor Services Group to act, the Fund will give Investor Services Group specific Written Instruction as to the action required.

G.     Basic Assumptions:
       The Fund Accounting Fees as set forth in Schedule "C" are based on the following assumptions. To the extent these assumptions are inaccurate or requirements change, fee revisions may be necessary.

1. The Fund's portfolio asset composition will be primarily small to mid-cap equity securities. Trading activity is expected to be light (50-60 trades per month). The Portfolio will hold approximately 40-50 issues.

2. The Fund has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences. Investor Services Group does not provide security tax accounting which differs from its book accounting under this fee schedule.

3. The Fund agrees to the use of Investor Services Group's standard current pricing services for domestic equity, debt, ADR and foreign securities and cause such services to be approved by the Board of Directors.

       It is assumed that Investor Services Group will work closely with the Fund to ensure the accuracy of the Fund's NAV and to obtain the most satisfactory pricing sources and specific methodologies. The Fund will establish security variance procedures to minimize NAV miscalculations.

4. To the extent the Fund requires a limited number of daily security prices from specific brokers (as opposed to pricing information received electronically), these manual prices will be obtained by the Fund's Advisor and faxed to Investor Services Group by 4:00 p.m. Eastern time for inclusion in the NAV calculations. The Advisor will supply Investor Services Group with the appropriate pricing contacts for these manual quotes.

5. Investor Services Group will supply weekly Portfolio Valuation Reports to the Fund's Advisor identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation. It will be the responsibility of the Advisor to review these reports and to promptly notify Investor Services Group of any possible problems, trade discrepancies, incorrect security prices or corporate action/capital change information that could result in a misstated NAV.

6. The Fund does not currently expect to invest in Open-end Regulated Investment Company's (RIC's), Swaps, Futures, Hedges, Derivatives or foreign (non-U.S. dollar denominated) securities and currency. To the extent these investment strategies should change, additional fees may apply after the appropriate procedural discussions have taken place between Investor Services Group and the Fund. (Two weeks advance notice is required should the Fund commence trading in these investments.)

7. Investor Services Group will use the ICI/NAREIT Tracking System along with Bloomberg to obtain receipt of complete and accurate information on REITs. The Advisor will also supply/support Investor Services Group in timely receipt of dividend information and return of capital characterization for the REITs held in the Fund, if not available from the ICI or Bloomberg systems.

       To the extent applicable, Investor Services Group will maintain on a daily basis U.S. dollar-denominated qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions. This Agreement does not provide for tax classifications if they are required.

8. The Fund is responsible for the establishment and monitoring of any segregated accounts pertaining to any line of credit for temporary administrative purposes, and/or leveraging/hedging the portfolio. Investor Services Group will reflect appropriate trial balance account entries for interest expense accrual charges on the daily trial balance adjusting as necessary at month-end.

9. If the Fund commences participation in security lending or short sales within its portfolio securities, additional fees may apply. Should the Fund require these additional services, procedural discussions must take place between Investor Services Group and the Fund's Advisor to clarify responsibilities. (Two weeks advance notice to Investor Services Group is required should the Fund desire to participate in the above.)

10. The following specific deadlines will be met and complete information will be supplied by the Fund in order to minimize any settlement problems, NAV miscalculations or income accrual adjustments.

       The Fund will direct its Advisor to provide Trade Authorization Forms to Investor Services Group with the appropriate officer's signature on all security trades placed by the Fund no later than 12:30 p.m. Eastern time on settlement/value date for short term money market securities issues (assuming that trade date equals settlement date); and by 11:00 a.m. Eastern time on trade date plus one for non-money market securities. Receipt by Investor Services Group of trade information within these identified deadlines may be made via telex, fax or on-line system access. The Advisor will supply Investor Services Group with the trade details in accordance with the above stated deadlines.

       The Advisor will provide all information required by Investor Services Group, including CUSIP/Sedol numbers and/or ticker symbols for all trades on the Trade Authorization, telex or on-line support. Investor Services Group will supply the Advisor with recommended trade ticket documents to minimize receipt of incomplete information. Investor Services Group will not be responsible for NAV changes or distribution rate adjustments that result from incomplete trade information.

11. To the extent the Fund utilizes purchases in-kind (U.S. dollar denominated securities only) as a method for shareholder subscriptions, Investor Services Group will provide the Fund with procedures to properly handle and process such transactions. Should the Fund prefer procedures other than those provided by Investor Services Group, additional fees may apply. Discussions shall take place at least two weeks in advance between Investor Services Group and the Fund to clarify the appropriate in-kind operational procedures to be followed.

12. The Fund Accounting fees assume that Investor Services Group will provide Transfer Agency and Custody Administration Services.

4.     SERVICES RELATED TO CUSTODY ADMINISTRATION
       ------------------------------------------

X Assign a custody administrator to accept, control and process the Fund's daily portfolio transactions through direct computer link with the Custodian.

X Match and review DTC eligible ID's and trade information with the Fund's instructions for accuracy and coordinating with the Custodian and Investor Services Group for recording and affirmation processing with the depository.

X Systematically settle all depository eligible issues. Transactions requiring physical delivery will be settled through the Custodian's New York office.

X Assist the Fund in placing cash management trades through Custodian, such as commercial paper, CD's and repurchase agreements.

X Provide Investor Services Group and the Advisor with daily custodian statements reflecting all prior day cash activity on behalf of each portfolio by 8:30 a.m. Eastern time. Complete descriptions of any posting, inclusive of Sedol/CUSIP numbers, interest/dividend payment date, capital stock details, expense authorizations, beginning/ending cash balances, etc., will be provided by the Custodian's reports or system.

X Provide monthly activity statements combining both cash changes and security trades, and a full portfolio listing.

X Communicate to the Fund and Investor Services Group on any corporate actions, capital changes and interest rate changes supported by appropriate supplemental reports received from the Custodian. Follow-up will be made with the Custodian to ensure all necessary actions and/or paperwork is completed.

X Work with Investor Services Group and the Custodian on monthly asset reconciliations.

X Coordinate and resolve unsettled dividends, interest, paydowns and capital changes. Assist in resolution of failed transactions and any settlement problems.

X Arrange for securities lending, lines of credit and/or letters of credit through the Custodian.

X      Provide automated mortgage-backed processing through the Custodian.

X Provide broker interface ensuring trade settlement with fail trade follow-up.

X Provide the Fund's auditors with trade documentation to help expedite the Fund's audit.

                                                                    SCHEDULE "C"
                                                                    --------

                                  FEE SCHEDULE

(All fees are quoted for a period of 90 days and will be for a term of two (2) years from effective date, a third year term will be offered at fees that shall be increased at a rate that is less than or equal to 5%.)

I.       Fees Related to Fund Start-Up

         $10,000 to create a new class of shares
         $12,000 to create new Portfolios

II.      Fees Related to Fund Administration (1/12th payable monthly)

         .0015       On the First        $ 50 Million of Average Net Assets
         .0010       On the Next         $ 50 Million of Average Net Assets
         .0005       Over                $100 Million of Average Net Assets

         The above fee schedule is applicable to TOTAL NET ASSETS of all Portfolio portfolios within a group. Annual minimum fees are $55,000 for the initial Portfolio first class of shares and $12,000 for each additional separate Portfolio or class.

         Blue Sky Administration fee of $150 per permit/per state/per year is WAIVED.

III.     Fees Related to Shareholder Servicing (1/12th payable monthly)

         A.   $20.00 per account per year per portfolio
              FRONT-END LOAD (CLASS A SHARES)

              $20.00 per account per year
              Minimum monthly fee - $2,250 per portfolio

         Note: The front-end load minimum will be reduced to $2,000 monthly for the first two years of operation.

         Each additional class annual minimum is $12,000.

         B.   IRA's, 403(b) Plans, Defined Contribution/Benefit Plans:
              Annual Maintenance Fee - $12.00 per account per year (Normally charged to shareholders)

         C.   FUND/SERV Processing  (If Applicable)
              $1,000       One time set-up charge

         D.   Networking Processing (If Applicable)
              $1,000       One time set-up charge

IV.      Fees Related to Fund Accounting and Portfolio Valuation

         A. Annual Fee Schedule Per Domestic Portfolio: U.S. Dollar Denominated Securities only (1/12th payable monthly in advance based on the prior month's average daily combined classes' net assets and number of portfolios):

              $24,000        Minimum to      $ 20 Million of Average Net Assets*
              .0004           On Next        $ 30 Million of Average Net Assets*
              .0003           On Next        $ 50 Million of Average Net Assets*
              .0001            Over          $100 Million of Average Net Assets*

              Each additional class is $7,500 minimum per year.

              * For multiple class portfolios, fees are based on COMBINED
                CLASSES' AVERAGE NET ASSETS.

         Note: When the Combined Classes Average Net Assets exceed $200 million,
               Accounting fees will be reviewed and further negotiated.

         B. Pricing Services Quotation Fee (Based on individual CUSIP or security identification number.) Specific costs will be identified based upon options selected by the Fund and will be billed monthly. While we anticipate that the Fund would be invested in domestic equities, should the Fund invest in different investments, the following pricing fees would apply.


                                                                 ----------------- ---------------- ----------------
                                                                     MULLER          INTERACTIVE       J.J. KENNY
                                                                      DATA              DATA           CO., INC.*
             SECURITY TYPES                                          CORP.*             CORP.*
             --------------------------------------------------- ----------------- ---------------- ----------------
             Government Bonds                                    $      .50        $      .50       $   .25 (a)
             --------------------------------------------------- ----------------- ---------------- ----------------
             Mortgage-Backed (evaluated, seasoned, closing)             .50               .50           .25 (a)
             --------------------------------------------------- ----------------- ---------------- ----------------
             Corporate Bonds (short and long term)                      .50               .50           .25 (a)
             --------------------------------------------------- ----------------- ---------------- ----------------
             U.S. Municipal Bonds (short and long term)                 .55               .80           .50 (b)
             --------------------------------------------------- ----------------- ---------------- ----------------
             CMO's/ARM's/ABS                                           1.00               .80          1.00 (a)
             --------------------------------------------------- ----------------- ---------------- ----------------
             Convertible Bonds                                          .50               .50          1.00 (a)
             --------------------------------------------------- ----------------- ---------------- ----------------
             High Yield Bonds                                           .50               .50          1.00 (a)
             --------------------------------------------------- ----------------- ---------------- ----------------
             Mortgage-Backed Factors (per Issue per Month)             1.00               n/a           n/a
             --------------------------------------------------- ----------------- ---------------- ----------------
             U.S. EQUITIES                                              (d)               .15           n/a
             --------------------------------------------------- ----------------- ---------------- ----------------
             U.S. Options                                               n/a               .15           n/a
             --------------------------------------------------- ----------------- ---------------- ----------------



                                                                 ----------------- ---------------- ----------------
                                                                     MULLER          INTERACTIVE       J.J. KENNY
                                                                      DATA              DATA           CO., INC.*
             SECURITY TYPES                                          CORP.*             CORP.*
             --------------------------------------------------- ----------------- ---------------- ----------------
             Domestic Dividends & Capital Changes
             (per Issue per Month)                                      (d)              3.50           n/a
             --------------------------------------------------- ----------------- ---------------- ----------------
             Foreign Securities                                         .50               .50           n/a
             --------------------------------------------------- ----------------- ---------------- ----------------
             Foreign Securities Dividends & Capital Changes
             (per Issue per Month)                                     2.00              4.00           n/a
             --------------------------------------------------- ----------------- ---------------- ----------------
             Set-up Fees                                                n/a               n/a (e)       .25 (c)
             --------------------------------------------------- ----------------- ---------------- ----------------
             All Added Items                                            n/a               n/a           .25 (c)
             --------------------------------------------------- ----------------- ---------------- ----------------


           * Based on current Vendor costs, subject to change. Costs are quoted based on individual security CUSIP/identifiers and are per issue per day.

                (a) $35.00 per day minimum

                (b) $25.00 per day minimum

                (c) $ 1.00, if no CUSIP

                (d) AT NO ADDITIONAL COST TO INVESTOR SERVICES GROUP CLIENTS

                (e) Interactive Data also charges monthly transmission costs and disk storage charges.

           1)   FUTURES AND CURRENCY FORWARD CONTRACTS   $2.00 per Issue per Day


           2) DOW JONES MARKETS (FORMERLY TELERATE SYSTEMS, INC.)* (if applicable) *Based on current vendor costs, subject to change.

                Specific costs will be identified based upon options selected by the client and will be billed monthly.

           3)   REUTERS, INC.*
                      *Based on current vendor costs, subject to change.

                Investor Services Group does not currently pass along charges for domestic security prices supplied by Reuters, Inc.

           4) MUNICIPAL MARKET DATA* (if applicable) *Based on current vendor costs, subject to change.

                Specific costs will be identified based upon options selected by the client and will be billed monthly.

     C.    SEC Yield Calculation (if applicable)

           Provide up to 12 reports per year to reflect the yield calculations for non-money market Portfolios required by the SEC, $1,000 per year per Portfolio. For multiple class Portfolios, $1,000 per year per class. Daily SEC yield reporting is available at $3,000 per year per Fund (US dollar denominated securities only).

V.   Fees related to Custody Administration of Fund Assets Using Bank of New
     York

     A. Domestic Securities and ADRS Per Portfolio : (1/12th payable monthly) U.S. Dollar Denominated Securities only

         .0002           On First            $ 50 Million of Average Net Assets
         .00015          On the Next         $150 Million of Average Net Assets
         .000125         Over                $200 Million of Average Net Assets

         Minimum monthly fee is $500 per Portfolio.

     B.  Custody Domestic Securities Transactions Charge: (billed monthly)
         Book Entry DTC, Federal Book Entry, PTC      $12.00
         Physical Securities, Options/Futures                $20.00
         RIC's                                               $24.50
         P & I Paydowns                                      $ 7.00
         Wires                                               $ 7.00
         Check Request                                       $ 6.00
         Eurodollar CD's                                     $45.00
         Euro/TD's                                           $15.00

         A transaction includes buys, sells, maturities or free security movements.

         Note - To the extent the Fund commences using foreign (non U.S.D.) securities, additional fees will apply per country, plus global network fee per month. At least 2 weeks advance notice will be required to complete documentation and establish accounts in the foreign countries.

     C.  When Issued, Securities Lending, Index Futures, etc.:
         Should any investment vehicle require a separate segregated custody account, a fee of $250 per account per month will apply.

     D.  Custody Miscellaneous Fees
         Administrative fees incurred in certain local markets will be passed onto the customer with a detailed description of the fees. Fees include income collection, corporate action handling, overdraft charges, funds transfer, special local taxes, stamp duties, registration fees, messenger and courier services and other out-of-pocket expenses.

VI.  Out-of-Pocket Expenses

The Fund will reimburse Investor Services Group monthly for all reasonable out-of-pocket expenses, including telephone, postage, EDGAR filings, Fund/SERV and Networking expenses, shareholder statements, incoming wire charges, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors and/or regulatory agencies as incurred and approved.

VI. Additional Services

To the extent the Fund commences using investment techniques such as Security Lending, Swaps, Leveraging, Short Sales, Derivatives, Precious Metals, or foreign (non-U.S.D.) securities and currency, additional fees will apply. Activities of a non-recurring nature such as shareholder in-kinds, fund consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services, programming requests, or reports will be quoted upon request.

                                   SCHEDULE D
                                   ----------

                                 FUND DOCUMENTS

-        Certified copy of the Articles of Incorporation of the Fund, as amended

-        Certified copy of the By-laws of the Fund, as amended

- Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

-        Copies of all agreements between the Fund and its service providers

- Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

- All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

- Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

- All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.

- A listing of all jurisdictions in which each Portfolio is registered and lawfully available for sale as of the date of this Agreement and all information relative to the monitoring of sales and registrations of Fund shares in such jurisdictions

-        Each Fund's most recent post-effective amendment to its Registration
         Statement

- Each Fund's most recent prospectus and statement of additional information, if applicable, and all amendments and supplements thereto